EXHIBIT 99.1
                                                                    ------------

             NESTOR, INC. COMPLETES $6.0 MILLION PRIVATE PLACEMENT


PROVIDENCE, RI -- (MARKET WIRE) -- 11/10/2004 -- Nestor, Inc. (OTC BB: NESO), the parent of Nestor Traffic Systems, Inc., a leading provider of video-based monitoring systems for traffic safety, is pleased to report that it has completed a private placement to accredited investors of $6,000,000 aggregate principal amount of its 5% Senior Convertible Notes due October 31, 2007. The notes carry interest at 5% per year and are convertible into Nestor's common stock at $5.82 per share. The shares offered were not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Nestor Traffic Systems is a leader in providing innovative, video-based monitoring systems and services for traffic safety. Its primary product, CrossingGuard, incorporates Nestor's patented technology, making it an intelligent, real-time solution that promotes traffic efficiency and intersection safety.

CrossingGuard automated red light enforcement system offers advanced digital-video technology, a unique Collision Avoidance(tm) safety feature and advanced client support capabilities. CrossingGuard's multiple, time-synchronized images give police officers and court officials a complete picture of what actually happened at the intersection, enabling them to make accurate, objective decisions.

CrossingGuard is a registered trademark of Nestor Traffic Systems, Inc. For more information, call (401) 434-5522 or visit www.nestor.com.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. We may not achieve the plans, intentions or expectations disclosed in our forward-looking statements and investors should not place undue reliance on our forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, patent protection of our technology, and other factors discussed in Exhibit 99.1 to our most recent annual report filed with the SEC. The forward-looking statements included in this press release represent our current views and we specifically disclaim any obligation to update these forward-looking statements in the future.

CONTACT:
Nigel P. Hebborn
Chief Operating Officer
(401) 434-5522 ext. 714 www.nestor.com

SOURCE:  Nestor, Inc.